Exhibit 10.1

HARBOR FEDERAL SAVINGS BANK
EMPLOYEE STOCK OWNERSHIP PLAN

          WHEREAS, Harbor Federal Savings Bank (the “Employer”), previously adopted the Harbor Federal Savings Bank Employee Stock Ownership Plan (the “Plan”); and

          WHEREAS, pursuant to Section 9.1 of the Plan, the Employer reserved the right to amend the Plan at any time.

          NOW, THEREFORE, by adoption of this Amendment, the Employer hereby amends the Plan as follows, effective as of July 1, 2006, except as otherwise specified below:

          1.     Section 2.1, regarding Eligibility for Participation, is amended by adding the following to the end thereof:

“Notwithstanding any provisions in this Plan to the contrary, all employees of the Employer who are as of June 30, 2006 budgeted and scheduled to work at least 30 hours per week shall become Participants as of July 1, 2006.  No Employee shall become a Participant after July 1, 2006, and no date after July 1, 2006 shall be considered an Entry Date.”

2. The last two sentences of Section 2.5, regarding Breaks in Service, are deleted and replaced with the following:

“An individual who is rehired as an Employee on or after July 1, 2006 but before the date on which National City Corporation (or an affiliate thereof) becomes the Employer hereunder, who was a Participant at the time of his or her termination of employment and who had not incurred a One-Year Break in Service at the date of such rehire, shall participate hereunder upon the date of such rehire. Other than as provided in the preceding sentence, no individual who is rehired as an Employee on or after July 1, 2006 shall be eligible for allocation of any Employer contribution hereunder.”

3. Section 5.2, regarding Full Vesting, is amended by adding the following to the end thereof:

“In addition, notwithstanding the provisions of Section 5.1 above, each Participant who is an Employee of the Employer as of July 1, 2006 shall be fully Vested in his Account.”

4. Section 8.6, regarding Acquisition Loans, is amended by adding the following to the end thereof:

“The Committee may direct the Trustee to use part or all of an Employer contribution to prepay in full or in part any Acquisition Loan.”

5. Section 1.8, regarding Compensation, is amended by adding the following to the end thereof:

“Notwithstanding any other provision of the Plan, Compensation shall not include any severance benefit paid under any program or plan of an Employer.”

6. Section 1.13, regarding Employee, is amended by adding the following to the end thereof:

“The term “Employee” shall not include any individual receiving severance or salary continuation payments from an Employer.”

7. Section 1.7, regarding Committee, is amended to read in its entirety as follows, effective as of the effective date of a merger between the Employer and National City Corporation:

“ ‘Committee’ means the Employee Stock Ownership Plan Committee appointed to administer the Plan as provided in Article VII.”

          8.     Section 7.1, regarding Organization of the Committee, is amended to read in its entirety as follows, effective as of the effective date of a merger between the Employer and National City Corporation:

“Organization of the Committee.  An Employee Stock Ownership Plan Committee of not less than three persons shall operate and administer the Plan.  The members of the Committee shall be the Director of Corporate Human Resources of National City Corporation (serving from time to time), the Treasurer of National City Corporation (serving from time to time), and Michael J. Brown, Sr.  If Michael J. Brown, Sr. shall cease to serve as a member of the Committee, the Director of Corporate Human Resources of National City Corporation shall designate a third member of the Committee.  The members of the Committee shall elect a Chairman from their number, and a Secretary who may, but need not, be a member of the Committee.  Any member of the Committee, any subcommittee or agent to whom the Committee delegates any authority, and any other person or group of persons, may serve in more than one fiduciary capacity with respect to the Plan.  A Committee member may resign by delivering his or her written resignation to the Director of Corporate Human Resources of National City Corporation.”

9. Section 9.1(a), regarding Amendment of Plan, is amended to read in its entirety as follows, effective as of the effective date of a merger between the Employer and National City Corporation:

“Amendment of Plan.  (a)  The Plan may be amended only by National City Corporation. National City Corporation does hereby reserve the right at any time, by action of (i) the Director, Corporate Human Resources; (ii) any Executive Vice President; or (iii) any officer of National City Corporation who is senior to the Executive Vice Presidents of National City Corporation, without the consent of any other Employer or of the Participants, Beneficiaries or any other person, to amend the Plan, in whole or in part.  Such amendment may be retroactive to the extent necessary or appropriate to conform with governmental regulations or other policies.  No such amendment shall reduce the balance in any Participant’s Account (except to the extent necessary to conform with governmental regulations), nor make possible the use of diversion of any part of the funds of the Plan for purposes other than the exclusive benefit of Participants or their beneficiaries under the Plan.”

10. Section 9.2(a), regarding Plan Termination, is amended to read in its entirety as follows, effective as of the effective date of a merger between the Employer and National City Corporation:

“Plan Termination  (a)  The Plan may be terminated any time on or after January 1, 2008 by action of (i) the Director, Corporate Human Resources; (ii) any Executive Vice President; or (iii) any officer of National City Corporation who is senior to the Executive Vice Presidents of National City Corporation, without the consent of any other Employer or of the Participants, Beneficiaries or any other person, in whole or in part or as to any or all of the Employers or as to any designated group of Employees, Participants and their Beneficiaries.”

          IN WITNESS WHEREOF, the Employer has executed this Amendment by its duly authorized officer this 8th day of November, 2006.

HARBOR FEDERAL SAVINGS BANK

By:	Toni Santiuste

Its:	Secretary to the Board